May 6, 2003

Nova Scotia Securities Commission	Securities Commission of Newfoundland and Labrador

Alberta Securities Commission	Saskatchewan Securities Commission

The Manitoba Securities Commission	New Brunswick Securities Commission

The Toronto Stock Exchange	Ontario Securities Commission

British Columbia Securities Commission	Prince Edward Island Securities Commission

Commission des valeurs Mobilieres du Quebec	Government of the Northwest Territories

Government of Yukon

Dear Sirs:

RE: DATAMIRROR CORPORATION

The following material(s) were sent by prepaid mail to all registered shareholders of the above-mentioned Company on May 6, 2003.
X	Proxy
X	Notice of Meeting/Information Circular
X	MD & A
X	Annual Report for the Fiscal Year Ended January 31, 2003
X	Annual Financial Statement for the Fiscal Year Ended January 31, 2003

However, we have not mailed material(s) to shareholders in cases where on three consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

The above disclosure document(s) are filed with you as agent for the Company in compliance with the regulations.

Yours very truly,

CIBC MELLON TRUST COMPANY

Jo-Anne Kidd
Senior Administrator, Client Services
Direct Dial: (416) 643-5578

cc: gdee@datamirror.com

pk\CM_Datamirror

CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks